Exhibit 10.2

Amendment No. 1 to Employment Agreement

This Amendment No. 1 (this “Amendment”) to the Employment Agreement entered into as of October 24, 2005, (the “Agreement”) between BankUnited Financial Corporation (the “Company”) and James R. Foster (the “Executive”) is made and is effective as of November 21, 2006.

Recitals

WHEREAS, Section 2.1 of the Agreement provides that the Agreement shall expire on October 24, 2007; and

WHEREAS, the Company and the Executive desire to amend the Agreement to extend the expiration date of the Agreement by two (2) years, to October 24, 2009;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1.	Section 2.1 of the Agreement is hereby amended and restated in its entirety as follows:

“The Company hereby agrees to employ the Executive and the Executive hereby agrees to provide services to the Company, on the terms and conditions set forth herein, for the four (4) year period commencing on October 24, 2005 (hereinafter the “Commencement Date”) and expiring at the conclusion of October 24, 2009 (the “Term”), subject to renewal by the Committee for successive terms of up to two (2) additional years, unless the Executive resigns prior to that time or is sooner terminated as hereinafter set forth.”

2.	Section 1. (g) of the Agreement is hereby amended and restated in its entirety as follows:

“Change of Control Payment” means a lump sum cash payment to the Executive by the Company in an amount which equals the product of (x) the greater of 12 or the number of full months remaining in the Term after the Change of Control, but not more than 36, times (y) the sum of Executive’s monthly Base Salary for the year in which the Change of Control occurs, plus one twelfth of either the Guaranteed 2006 Bonus or, if the Change of Control occurs in 2007 or after, the last Annual Bonus awarded to the Executive for the fiscal

Amendment No. 1 to Employment Agreement – BUFC

James R. Foster

year prior to the year in which the Change of Control occurs.”

3.	Section 5.3 of the Agreement is hereby amended and restated in its entirety as follows:

“Termination Without Cause.” At any time the Company shall have the right to terminate Executive’s employment hereunder by written notice to Executive; provided, however, that the Company shall (i) pay to Executive any compensation or other obligations accrued prior to the Date of Termination, all of which shall be paid within thirty (30) days after the Date of Termination, (ii) pay to the Executive in a lump sum within thirty (30) days after the Date of Termination, an amount equal to the product of (x) the greater of 12 or the number of full months remaining in the Term after the Date of Termination, but not more than 36, times (y) the sum of Executive’s monthly Base Salary for the year in which the Date of Termination occurs, plus one twelfth of either the Guaranteed 2006 Bonus or, if the Date of Termination occurs in 2007 or later, the last Annual Bonus awarded to the Executive for the fiscal year prior to the year in which the Date of Termination occurs pursuant to this Section 5.3, and (iii) implement the provisions for the Executive’s Vested Benefits as of the Date of Termination. The Company shall be deemed to have terminated the Executive’s employment pursuant to this Section 5.3 if such employment is terminated by the Company without Cause. The Company and the Executive hereby stipulate that the payment and delivery of the amounts specified in clause (ii) above are conditioned upon the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company or any of its affiliates, the execution of a severance agreement and full release by the Executive in favor of the Company releasing all then existing claims against the Company, under this Agreement, related to the Executive’s employment, or otherwise, to the full extent permitted by law, and so long as the Executive complies with all provisions of this Agreement, including Section 8. Such severance agreement and general release shall be in a form substantially similar to that attached hereto as Attachment A. Any disputes shall be resolved by Arbitration as provided in Section 23.

4.	Except as modified by this Amendment, all other terms and conditions of the Agreement remain in full force and effect.

Amendment No. 1 to Employment Agreement – BUFC

James R. Foster

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

BankUnited Financial Corporation		Executive:

By:	/s/ Ramiro A. Ortiz	By:	/s/ James R. Foster
Name:	Ramiro A. Ortiz	Name:	James R. Foster
Title:	President and Chief Operating Officer

ATTEST:

By:	/s/ Dellene Acampa
Assistant Secretary